COMPUTATION OF NET EARNINGS PER SHARE
                        General Nutrition Companies, Inc.


Primary earnings per share is computed by dividing net earnings by the weighted average number of common shares and common stock equivilents outstanding.
Fully diluted earnings per share further assumes the issuance of additional shares of common stock and the elimination of tax effected interest expense for the conversion of convertible debentures. The loss per share amounts do not include common stock equivalents since that would reduce the net loss per share.

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


                                 12 Weeks        12 Weeks         36 Weeks        36 Weeks
                                   Ended           Ended            Ended           Ended
                                October 12,     October 14,      October 12,      October 14,
                                   1996            1995             1996             1995


                                            (In thousands, except per share data)

Net earnings (loss) available
  for common shares               17,870          15,899          (13,831)          46,137

Elimination of tax effected
  interest expense on
  convertible debt for fully
  diluted per share calculations    -                 42              -                450


Common stock                      82,853          86,070          86,364            80,041
Outstanding warrants                -                372              -              1,058
Outstanding options                1,717           2,904              -              2,407
Primary weighted average
  common shares                   84,570          89,346          86,364            83,506


Common stock                      82,853          86,070          86,364            80,041
Outstanding warrants                -                372              -              1,090
Outstanding options                2,144           2,928              -              3,209
Conversion of convertible debt
  into common stock                 -                826              -              5,744
Fully diluted weighted average
  common shares                   84,997          90,196          86,364            90,084


Primary earnings (loss)
  per share                        0.21            0.18           (0.16)             0.55

Fully diluted earnings (loss)
  per share                        0.21            0.18           (0.16)             0.52



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